Exhibit 4.23

Amendment No. 23
to
Gilat Satellite Networks Ltd. 2008 Share Incentive Plan
(the “Plan”)
Dated February 11, 2025

The terms of the Plan are hereby revised as follows:

“Subject to the provisions of Section 6(b), the maximum number of Ordinary Shares that may be issued under the Plan is 13,150,111 in a fungible pool of Ordinary Shares”.

All other terms shall remain unchanged.